Exhibit 99.1

Global SPAC Partners Co. Announces the Pricing of $160 Million Initial Public Offering

New York, New York, April 08, 2021 (GLOBE NEWSWIRE) -- Global SPAC Partners Co. (“Global” or the “Company”) (NASDAQ: GLSPU) announced today that it priced its initial public offering of 16,000,000 units, at $10.00 per unit. The units will be listed on the NASDAQ Capital Market (“NASDAQ”) and will begin trading tomorrow, April 9, 2021, under the ticker symbol “GLSPU.” Each unit consists of one subunit and one-half of a redeemable warrant.  Each subunit consists of one Class A ordinary share and one-quarter of a redeemable warrant. Each full warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the subunits and warrants are expected to be listed on NASDAQ under the symbols “GLSPT” and “GLSPW,” respectively.  Assuming the Company consummates an initial business combination, the subunits will separate into the underlying Class A ordinary shares and warrants, while the units and subunits will cease to trade.

The offering is expected to close on April 13, 2021, subject to customary closing conditions.

Global is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any geography, business industry or sector, it intends to concentrate its efforts on identifying businesses in the Middle East, North Africa and South & Southeast Asia regions. The Company is led by Chairman Jayesh Chandan, Chief Executive Officer Bryant B Edwards, Chief Operating Officer & President Stephen N. Cannon, and Chief Financial Officer Long Long.

I-Bankers Securities, Inc. is acting as sole manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,400,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from I-Bankers Securities, Inc., Attn:  535 5th Ave. 4th Fl, New York, NY 10017

A registration statement relating to these securities have been filed with the Securities and Exchange Commission (“SEC”) and became effective on April 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Long Long, CFO
Global SPAC Partners Co.
(650) 560-4753
Info@GlobalSPAC.com